EXHIBIT 99.1

Immunomedics Announces Second Quarter Fiscal 2009 Results

MORRIS PLAINS, N.J., Feb. 9, 2009 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today reported revenue of $8.5 million and net income of $2.9 million, or $0.04 per share, for the second quarter of fiscal year 2009, which ended December 31, 2008. This compares to revenue of $1.0 million and a net loss of $3.2 million, or $0.04 per share, for the same period last year. The improvement in revenues for the second quarter of fiscal 2009 was primarily the result of recording $7.3 million of license fee revenue from the Nycomed Agreement as compared to no license fee revenues for the same period last year. The improvement in net income for the second quarter of fiscal 2009 was due to the increase in license fee revenue, partially offset by the impact of the $1.2 million benefit from the termination of an executive life insurance agreement recorded in the second quarter of fiscal 2008, increased research and development expenses and the impairment charge to reduce the book value of the Company's investments in auction rate securities (ARS) to their estimated fair value. Net income was also positively impacted by the $1.4 million the Company received during the second quarter of fiscal year 2009 from the sale of tax benefits through the New Jersey Technology Tax Certificate Transfer Program, as compared to $1.0 million received in the second quarter of fiscal 2008.

For the first half of fiscal year 2009, the Company reported revenue of $13.4 million and net income of $0.7 million, or $0.01 per share. This compares to revenue of $1.8 million and a net loss of $7.8 million, or $0.10 per share, for the same period last year. The improvement in revenue was primarily the result of recording $10.9 million of license fee revenue from the Nycomed Agreement, higher research and development revenues and increased LeukoScan(r) sales in Europe. The increase in revenue was partially offset by the impact of the benefit from the termination of an executive life insurance agreement in the previous year, increased research and development spending and an impairment charge to reduce the book value of the Company's ARS to their estimated fair value.

As of December 31, 2008, the Company had $55.9 million in cash, cash equivalents and ARS. ARS valued at $19.4 million consist of AAA rated student loan auction rate securities that currently have no liquidity.

"We are pleased that the combination of license fee revenue recognized from the Nycomed licensing agreement and the sale of tax benefits has allowed us to report a small net profit this quarter. During this fiscal year, we plan to maintain our cash utilization rate at the current level while a number of new and exciting clinical studies supported by the Company, our corporate partners and NCI study groups are being initiated including TF2, the first DNL construct to enter human trials, for pretargeted imaging and therapy of colorectal and small-cell lung cancers, subcutaneous veltuzumab for rheumatoid arthritis treatment and milatuzumab-doxorubicin conjugate in multiple myeloma," commented Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer.

Other developments of note during this quarter were:

 * The Company was awarded U.S. patent 7,435,803 covering the composition of matter and the use of humanized, chimeric and human anti-CD20 antibodies and antibody fusion proteins or fragments thereof comprising at least the veltuzumab antibody that targets the CD20 antigen present on B-lymphocytes,
   leukemias, and lymphomas.

 * Yttrium-90-labeled hPAM4 received Orphan Medicinal Product designation in Europe for pancreatic cancer therapy.

 * At the 50th Annual Meeting of American Society of Hematology
   (ASH), the Company reported initial Phase I/II clinical trial results for veltuzumab in immune thrombocytopenic purpura and preliminary results of milatuzumab in multiple myeloma study.

 * Also at the ASH meeting, the Company announced combination therapy of milatuzumab and rituximab is active in Mantle cell lymphoma models.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 134 patents issued in the United States and more than 300 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

                          IMMUNOMEDICS, INC.
                 Condensed Consolidated Balance Sheets

                                          December 31,      June 30,
                                              2008            2008
                                          ------------    ------------
 ASSETS
 Current Assets:
   Cash and cash equivalents              $ 36,573,345    $  6,132,470
   Auction rate securities - current                --      20,050,000
   Accounts receivable, net of allowance
    for doubtful accounts                      730,450       1,057,974
   Inventory                                   351,991         469,964
   Other receivables                         1,243,804         169,405
   Prepaid expenses                            538,113         434,305
   Other current assets                         19,429          42,630
                                          ------------    ------------
                                            39,457,132      28,356,748

 Property and equipment, net                 5,644,760       5,923,170
 Auction rate securities - non current      19,353,742              --
 Value of life insurance policy                436,019         420,774
 Other long-term assets                         30,000          30,000

                                          ------------    ------------
                                          $ 64,921,653    $ 34,730,692
                                          ============    ============

 LIABILITIES AND STOCKHOLDERS' DEFICIT
   Current liabilities                    $  4,056,583    $  4,182,236
   Deferred revenue - current               29,084,000              --
   Other liabilities                           819,412         766,123
   Deferred revenue - long term             31,145,385      31,145,385
   Stockholders' deficit                     (183,727)     (1,363,052)

                                          ------------    ------------
                                          $ 64,921,653    $ 34,730,692
                                          ============    ============

            Condensed Consolidated Statements of Operations

                     Three Months Ended           Six Months Ended
                        December 31,               December 31,
                      2008         2007         2008         2007
                   ------------------------  ------------------------

 Revenues:
   Product sales   $   745,516      876,888    1,807,351    1,578,726
   License fee
    and other
    revenues         7,321,000           --   10,965,000           --
   Research &
    development        446,253      124,310      642,351      203,857
                   -----------  -----------  -----------  -----------
 Total Revenues    $ 8,512,769    1,001,198   13,414,702    1,782,583
 Costs and
  Expenses           7,031,946    5,780,532   14,325,740   11,784,677
                   -----------  -----------  -----------  -----------
 Operating
  Income (Loss)      1,480,823   (4,779,334)    (911,038) (10,002,094)
 Interest and
  Other Income          81,309      555,681      438,375    1,183,108
                   -----------  -----------  -----------  -----------
 Income (Loss)
  before Income
  Tax Expense        1,562,132   (4,223,653)    (472,663)  (8,818,986)
 Income Tax
  Benefit            1,329,529    1,019,943    1,133,698    1,012,542
                   -----------  -----------  -----------  -----------
 Net Income (Loss) $ 2,891,661  $(3,203,710) $   661,035  $(7,806,444)
                   ===========  ===========  ===========  ===========

 Net Loss per
  Common Share:
   Basic           $      0.04  $     (0.04) $      0.01  $     (0.10)
                   ===========  ===========  ===========  ===========
   Diluted         $      0.04  $     (0.04) $      0.01  $     (0.10)
                   ===========  ===========  ===========  ===========

 Weighted average
  number of common
  shares
  outstanding:
   Basic            75,117,251   75,094,936   75,112,512   75,078,550
                   ===========  ===========  ===========  ===========
   Diluted          75,201,673   75,094,936   75,196,934   75,078,550
                   ===========  ===========  ===========  ===========

CONTACT:  Immunomedics, Inc.
          Dr. Chau Cheng, Associate Director, Investor Relations &
           Business Analysis
          (973) 605-8200, extension 123
          ccheng@immunomedics.com